Exhibit 5.1

Writer’s Direct Dial: +44 20 7614 2230

E-Mail: dgottlieb@cgsh.com

August 18, 2015

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special U.S. counsel to HSBC Holdings plc, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-202420) of U.S.$1,500,000,000 4.250% Subordinated Notes due 2025 (the “Notes”) to be issued under an indenture dated as of March 12, 2014 (as amended or supplemented through the date hereof, the “Base Indenture”), among the Company, The Bank of New York Mellon, as trustee (the “Trustee”), and HSBC Bank USA, National Association, as paying agent, registrar and exchange rate agent (“HSBC Bank USA”), as supplemented and amended by a second supplemental indenture dated as of August 18, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and HSBC Bank USA. Such registration statement, as amended as of its most recent effective date (August 10, 2015), insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	an executed copy of the Base Indenture;

(c)	an executed copy of the Supplemental Indenture; and

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(d)	copies of the Notes in global registered form (the “Global Notes”) as executed by the Company and authenticated by the Trustee.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Global Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, binding effect or enforceability of (i) Article 12 of the Base Indenture (and the corresponding provisions in the Global Notes) or (ii) Section 5.01 of the Supplemental Indenture (and the corresponding provisions in the Global Notes), each of which is governed by the law of England and Wales.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by the law of England and Wales, we have relied on our opinion dated August 18, 2015, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Company’s Form 6-K dated August 18, 2015.

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We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated August 18, 2015 related to the Notes under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner